Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SCCP CENTRAL VALLEY LIMITED PARTNERSHIP

as Seller

and

GULF ISLAMIC INVESTMENTS LLC

as Purchaser

3501 Corporate Parkway

Center Valley, Pennsylvania

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into this 2nd day of February, 2016 (the “Effective Date”) by and between SCCP CENTRAL VALLEY LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and GULF ISLAMIC INVESTMENTS LLC, an Abu Dhabi limited liability company (“Purchaser”).

ARTICLE I.

SALE AND PURCHASE OF THE PROPERTY

1.01     Agreement to Sell and Convey. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, (a) the land lying and being situated in Lehigh County, Pennsylvania which is described on Exhibit “A” attached hereto and made a part hereof for all purposes, together with all right, title and interest of Seller in and to all rights, easements and rights-of-way appurtenant thereto (collectively, the “Land”), (b) all of the buildings and improvements located on the Land (collectively, the “Improvements”), (c) all of Seller’s rights as landlord under that certain Lease by and between Rosewood Real Estate Enterprises, L.L.C., a New Jersey limited liability company (“Original Landlord”), and Dun & Bradstreet, Inc., a Delaware corporation (“Original Tenant”) dated as of January 31, 2006, as amended by that certain Amendment to Lease dated December 14, 2006 made by and between Rosewood Real Estate Enterprises, LP, a Delaware limited partnership (“First Intermediate Landlord”), the successor-in-interest to Original Landlord, and Original Tenant, and as further amended by that certain Second Amendment to Lease dated as of May, 2013 made by and between GE Commercial Finance Business Property Corporation, a Delaware corporation (“Second Intermediate Landlord”), the successor-in-interest to the First Intermediate Landlord, and Original Tenant and as further amended by that certain Third Amendment to Lease dated May 22, 2015 by and between Seller as the successor-in-interest to all right, title, and interest of Second Intermediate Landlord and The Dun & Bradstreet Corporation, a Delaware corporation, successor in interest to Dun & Bradstreet, Inc. (“Tenant”) covering the Land and the Improvements (as amended and assigned, the “Lease”), (d) all of Seller’s right, title and interest, if any, in and to all fixtures, equipment and other personal property owned by Seller and located on the Land (the “Tangible Property”), and (e) to the extent transferrable without the consent of any third party, all of Seller’s rights, title and interest, if any, in and to all unexpired warranties, permits, licenses, certificates of occupancy and other intangible items of personal property in effect with respect to the Land or the Improvements (the “Intangible Property;” the Tangible Property and the Intangible Property are collectively called the “Personal Property”). The Land, the Improvements, the Lease, and the Personal Property are collectively called the “Property.”

1.02     Purchase Price.

a.         Subject to Section 1.02(b) below, the purchase price (the “Purchase Price”) to be paid by Purchaser for the Property shall be FORTY-FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($44,500,000.00). The Purchase Price shall be paid by delivery of immediately available funds to Benchmark Title, LLC, 2000 McKinney Ave., 4th Floor, Dallas, Texas 75201, Attn: Ben Gibbins (the “Title Company”) on or before the Closing Date.

b.         The Purchase Price may be increased as described in this Section 1.02(b). Not later than the Business Day (as hereafter defined) immediately preceding the Closing Date, Purchaser shall deliver to Seller evidence reasonably acceptable to Seller of the initial interest rate to be paid by Purchaser on the indebtedness incurred by Purchaser to acquire the Property (the “Profit Rate”) (with such indebtedness herein referred to as the “Acquisition Loan”). If the Profit Rate is less than 5.05% per annum, the Purchase Price shall be increased by an amount determined by (i) subtracting the Profit Rate from 5.05, (ii) dividing the result thereof by .01, and (iii) multiplying the result thereof by $44,000.00. By way of example only, if the Profit Rate is 5.00%, then the Purchase Price will be increased by $220,000.00 (5.05 – 5.00 = .05 ÷ .01 = 5 x $44,000.00 = $220,000.00). In no event shall the Purchase Price be increased by more than $440,000.00 pursuant to this Section 1.02(b).

c.         Notwithstanding anything to the contrary in this Section 1.02, if Purchaser has not entered into, closed and received a disbursement of all or a portion of the proceeds from the Acquisition Loan (the “Acquisition Loan Closing”) on or prior to the Closing Date, then at Closing, Purchaser shall deliver to the Title Company the amount of $440,000.00 to be held in escrow (the “Price Adjustment Escrow”). The Price Adjustment Escrow shall be held and distributed in accordance with the terms of a separate escrow agreement (the “Price Adjustment Escrow Agreement”) to be entered into at Closing by and among Seller, Purchaser and the Title Company, the terms of which shall include, without limitation, the following: (i) within three (3) Business Days after the Acquisition Loan Closing, Purchaser shall deliver written notice to Seller and the Title Company of the Profit Rate payable under the Acquisition Loan, and (ii) within three (3) Business Days after receipt of such notice, the Title Company shall disburse to Seller from the Price Adjustment Escrow the amount payable to Seller under Section 1.02(b) (if any), and any remaining funds in the Price Adjustment Escrow shall be disbursed to Purchaser, and (iii) if the Acquisition Loan Closing has not occurred on or before the date that is eighteen (18) months after the Closing Date, then the entire Price Adjustment Escrow shall be disbursed to Purchaser.

1.03     Earnest Money Deposit. For the purpose of securing the performance of Purchaser under this Agreement, within two (2) Business Days (as hereafter defined) following the Effective Date, Purchaser shall deliver to the Title Company, an earnest money deposit in the amount of Two Million and No/100 Dollars ($2,000,000.00) (the “Escrow Deposit”). The Escrow Deposit shall be invested by the Title Company in a non-interest bearing account. The Escrow Deposit shall be held and disbursed by the Title Company in accordance with the terms of this Agreement. At the Closing, upon written approval from Purchaser, the Escrow Deposit shall be transferred to the Title Company and applied to the Purchase Price. If Purchaser does not deliver the Escrow Deposit to the Title Company within two (2) Business Days after the Effective Date, Seller shall have the right to terminate this Agreement by written notice delivered to Purchaser and upon any such termination this Agreement shall be of no further force or effect.

1.04     Inspection Period.

a.         Purchaser shall have until March 2, 2016 (the “Inspection Period”) within which to make all inspections and investigations desired by Purchaser with respect to the Property. If, within the Inspection Period, Purchaser determines that it does not desire to purchase the Property for any reason or no reason, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller in accordance with Section 7.02 hereof at any time prior to 5:00 p.m. Eastern Standard Time (“EST”) on the final day of the Inspection Period and upon any such termination, the Escrow Deposit shall be immediately returned to Purchaser and this Agreement shall be of no further force and effect, except for the obligations that expressly survive the termination of this Agreement. If Purchaser fails to deliver written notice of the termination of this Agreement to Seller prior to 5:00 p.m. EST on the final day of the Inspection Period, then Purchaser shall have no further right to terminate this Agreement pursuant to this Section 1.04(a). If this Agreement terminates for any reason other than Seller’s default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Information (as hereinafter defined) and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller’s default, Purchaser shall deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports”) prepared for Purchaser in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports. Purchaser’s obligation to deliver the Property Information and the Reports to Seller shall survive any termination of this Agreement.

b.         Purchaser and its agents and representatives shall be entitled to enter upon the Property for customary non-intrusive and non-invasive inspections, testing and examinations prior to the Closing upon reasonable prior notice to Seller and subject to the rights of Tenant under the Lease. Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation and for any inspection which would alter the physical condition of the Property, prior to Purchaser’s commencement of such inspections, testing or examination. Prior to entry upon the Property, Purchaser shall obtain and deliver to Seller a certificate of insurance naming Seller and Tenant as additional insured parties, designating the Property as the applicable location, and evidencing liability insurance coverage with combined single limits of not less than $2,000,000.00. Purchaser shall not interfere with Tenant in connection with any such entry onto the Property; provided, however, Purchaser shall not be liable for any preexisting conditions. Purchaser agrees to indemnify Seller and to hold and defend Seller harmless from and against any and all claims, demands, causes of action, damages, liabilities, costs and expenses including, without limitation, attorney fees and court costs, which are asserted against, suffered or incurred by Seller as a result of any inspection, testing or examination of the Property by Purchaser, provided, Seller shall only be entitled to actual damages and shall not be entitled to any consequential, punitive or other damages unless such consequential, punitive or other damages are payable to a third party. Purchaser further agrees that it shall be solely responsible for any and all costs associated with the inspections described in this Section 1.04(b) and agrees to immediately discharge any liens that are filed against the Property as a result of such inspections. Immediately following each such inspection, Purchaser shall restore the Property to the same condition as existed prior to such inspections. The obligations of Purchaser under this Section 1.04(b) shall survive the Closing and any termination of this Agreement.

c.         PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE DEED (AS DEFINED IN SECTION 3.02 BELOW), SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, SUITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY IMPROVEMENTS ON THE PROPERTY, (G)THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS (HEREINAFTER DEFINED) OR PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN, ON OR BENEATH THE LAND OF HAZARDOUS MATERIALS (HEREINAFTER DEFINED), (I) THE PROPERTY INFORMATION (HEREINAFTER DEFINED), OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY PURCHASER’S EXECUTION HEREOF, PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND AS CONTAINED IN THE DEED. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BY ITS ACCEPTANCE OF THE DEED AT THE CLOSING, PURCHASER SHALL, WITHOUT THE EXECUTION OF ANY ADDITIONAL DOCUMENT, WAIVE AND RELEASE ALL OBJECTIONS, SUITS, CAUSES OF ACTION, DAMAGES, LIABILITIES, LOSSES, DEMANDS, PROCEEDINGS, EXPENSES AND CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS IN, ON OR BENEATH THE LAND. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE

PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW. EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE DEED, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE DEED. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE FOR THE PROPERTY HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES AND COURT COSTS) ARISING FROM AND AFTER CLOSING IN CONNECTION WITH OR ARISING OUT OF PURCHASER’S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE OR MANAGEMENT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 1.04(C) SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 1.04(C) ARE AN IMPORTANT BASIS OF THE BARGAIN INDUCING SELLER TO CONVEY THE PROPERTY.

For the purposes of this Agreement, “Environmental Law” means any State, Federal or local law, code, ordinance or other legal requirement in effect at the Closing Date pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of source water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (e) pollution (including any release to air, land, surface water, and groundwater); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§ 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§ 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC §§ 1251 et seq., Clean Air Act of 1966, as amended, 42 USC §§ 7401 et seq., Toxic Substances Control Act of 1976, 15 USC §§ 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. §§ 1801, Occupational Safety and Health Act of 1970, as amended, 29 USC §§ 651 et seq., Oil Pollution Act of 1990, 33 USC §§ 2701 et seq., Emergency Planning and Community Right-to-Know Act

of 1986, 42 USC App. §§ 11001 et seq., National Environmental Policy Act of 1969, 42 USC §§ 4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC §§ 300(f) et seq., and any similar, implementing or successor law, any amendment, rule, regulation, order or directive, issued thereunder.

For the purposes of this Agreement, “Hazardous Material” means any hazardous or toxic substance as defined in or regulated by any Environmental Law in effect at the pertinent date or dates.

d.         Notwithstanding anything contained herein to the contrary, if Purchaser elects to terminate this Agreement for any reason and is entitled to receive a refund of the Escrow Deposit pursuant to the terms hereof, the Title Company shall first disburse to Seller the sum of one hundred dollars ($100.00) as independent consideration for Seller’s performance under this Agreement, which sum shall be retained by Seller in all instances.

e.         On or before the Effective Date, Seller shall deliver to Purchaser or make available to Purchaser for review at the Property (to the extent in Seller’s possession or otherwise obtainable by Seller without material cost) the following items (the “Property Information”):

(i)	A copy of the Lease (including all amendments thereto) and material Tenant correspondence;

(ii)	Copies of service contracts affecting the Property to which Seller is a party, if any;

(iii)	The most recent survey of the Land and the Improvements, if any (the “Survey”);

(iv)	Copy of the most recently issued owner’s title insurance policy;

(v)	Copies of the most recently obtained Phase I and Phase II (if applicable) environmental reports;

(vi)	Copies of the Tenant’s current certificates of insurance;

(vi)	Copies of all certificates of occupancy;

(vii)	As-built plans and specifications for the Property;

(viii)

Copy of the current and/or most recent paid property tax bills for the Property (and any such bills that are not yet due and payable) and the current notice of any proposed new assessment for the Property;

(ix)	A list and copies of all unexpired warranties affecting the Property;

(x)	An inventory list of all furniture, fixtures and equipment (if any) owned or leased by Seller in connection with the Property; and

(xi)	A summary and copies of the pleadings relating to all currently pending or threatened claims or legal proceedings against Seller and/or the Property.

Seller shall not be obligated to deliver or make available any Property Information to Purchaser that has been provided to Purchaser prior to the Effective Date. At Seller’s option, all or parts of the Property Information may be delivered to Purchaser in electronic format.

ARTICLE II.

SURVEY AND TITLE COMMITMENT; PERMITTED EXCEPTIONS

2.01     Preliminary Title Report. Within ten (10) days after the Effective Date, Seller shall cause the Title Company to issue and deliver to Purchaser a title commitment issued by the Title Company as agent for Old Republic National Title Insurance Company (the “Title Insurer”) covering the Land and accompanied by copies of all recorded documents listed on such title commitment (collectively, the “Title Commitment”). Purchaser shall deliver written notice to Seller and the Title Company (such notice being called the “Objection Notice”) on or before 5:00 p.m. EST on the date that is ten (10) days after Purchaser receives the later of the Title Commitment and the Updated Survey (as hereinafter defined) (the “Title Objection Deadline”) if the condition of title to the Land as set forth in the Title Commitment and the Updated Survey is not satisfactory. In the event Purchaser states in the Objection Notice that the condition of title to the Land is not satisfactory, Seller may (but shall not be obligated), at Seller’s sole cost and expense, undertake to eliminate or modify all unacceptable matters described in the Objection Notice to the reasonable satisfaction of Purchaser. In the event Seller has not satisfied such objections within ten (10) days after its receipt of the Objection Notice (such ten (10) day period being called the “Cure Period”), Purchaser may, at its option and as its sole remedy, either (a) accept the Land subject to the objections raised by Purchaser, without an adjustment in the Purchase Price, in which event such objections shall be deemed to be waived for all purposes, or (b) terminate this Agreement by written notice delivered to the Title Company and Seller prior to the later of (i) 5:00 p.m. EST on the date which is three (3) days after the final day of the Cure Period, or (ii) the final day of the Inspection Period, in which event the Escrow Deposit shall be promptly returned to Purchaser by the Title Company and this Agreement shall be of no further force or effect. If Purchaser shall fail to deliver the Objection Notice prior to the Title Objection Deadline, Purchaser shall be conclusively deemed to have approved the condition of the title to the Land as set forth in the Title Commitment and the Updated Survey, and all matters set forth therein shall be included within the Permitted Exceptions (as hereinafter defined). In the event the Title Company amends or updates the Title Commitment after the expiration of the Cure Period to add new exceptions to coverage thereunder (any such amendment or update being called a “Title Update”), Purchaser shall have the right to deliver the Objection Notice with respect to such new exception or exceptions to Seller within three (3) Business Days following its receipt of such Title Update. Should Purchaser fail to notify Seller in writing of its objection to any exception first disclosed in a Title Update within such three (3) Business Day period, Purchaser shall be deemed to have approved such additional exception. In the event Seller fails to satisfy any such objection within ten (10) days after its receipt of the Objection Notice with respect to any Title Update (such ten (10) day period being called the “Supplemental Cure Period”), Purchaser may, at its option, and as its sole and exclusive remedy either (x) accept the

Land subject to the objections raised by Purchaser, without an adjustment in the Purchase Price, in which such objections shall be deemed to have been waived for all purposes or (y) terminate this Agreement by written notice delivered to the Title Company and Seller prior to the later of (1) expiration of the Inspection Period and (2) 5:00 p.m. EST on the date which is three (3) days after the final day of the Supplemental Cure Period, in which event the Escrow Deposit shall be promptly returned to Purchaser by the Title Company and this Agreement shall be of no further force or effect.

2.02     Update to Survey. Seller shall obtain an updated ALTA survey prepared by Bock & Clark that references the Title Commitment (the “Updated Survey”) and deliver a copy thereof to Purchaser. The cost of such update shall be paid by Purchaser.

2.03     Permitted Exceptions. Seller’s interest in the Land shall be assigned to Purchaser subject to any and all matters of record, and the easements, exceptions, restrictions and other encumbrances described in the Title Commitment and all matters on the Updated Survey and any and all matters that would be shown by an accurate survey of the Land and which remain upon the expiration of the Cure Period. Such matters of record, easements, exceptions, restrictions, encumbrances, leases and other matters are collectively called the “Permitted Exceptions.” The Permitted Exceptions will not include any mortgage or any other monetary encumbrance or lien created by, under or through Seller, and any such matters shall be discharged by Seller at or prior to the Closing, regardless of whether Purchaser objects to such matters. Seller shall not be required to discharge any lien encumbering the Land as the result of any act or omission of Tenant.

ARTICLE III.

CLOSING

3.01     Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of the Title Company, prior to 3:00 p.m. EST on March 14, 2016 (“Closing Date”).

3.02     Seller’s Obligations at Closing. At the Closing, Seller shall do the following:

   a.         Execute, acknowledge, and deliver to the Title Company a special warranty deed (the “Deed”) in the form of the deed attached hereto as Exhibit “B” and made a part hereof for all purposes, conveying the Land and the Improvements to Purchaser, subject only to the Permitted Exceptions.

   b.         Execute, acknowledge and deliver to the Title Company a bill of sale and assignment of the Lease (the “Assignment”) in the form as attached hereto as Exhibit “C” and made a part hereof for all purposes. Notwithstanding the foregoing, Seller shall terminate, effective as of Closing, all property management and leasing agreements affecting the Property to which Seller is a party, if any.

   c.         Execute and deliver to the Title Company a certification of non-foreign status of Seller pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

   d.         Execute and deliver the Price Adjustment Escrow Agreement (if applicable).

   e.         Execute and deliver to the Title Company a closing statement and a customary affidavit of debts, liens and parties in possession in a form reasonably acceptable to Seller and Title Company to remove the standard exceptions from an owner’s title insurance policy which are capable of being removed by such an affidavit.

   f.         Deliver such organizational and authority documents of Seller as the Title Company may reasonably require in connection with the Closing.

   g.         Cause to be furnished and delivered to Purchaser an ALTA owner policy of title insurance issued by the Title Insurer or a proforma policy or marked commitment from the Title Company on behalf of the Title Insurer to deliver same (the “Policy”) insuring a fee simple title to the Land in Purchaser in a face amount equal to the Purchase Price and containing no exceptions other than the Permitted Exceptions.

   h.         If required by the Lease or by applicable law, Seller shall execute and deliver to the Title Company a notice advising Tenant of the sale of the Property.

3.03     Purchaser’s Obligations at Closing. Contemporaneously with the performance by Seller of its obligations set forth in Section 3.02 above, Purchaser shall do the following at the Closing:

   a.         Pay to Seller (or cause the Title Company to pay to Seller) the Purchase Price as provided in Section 1.02 above.

   b.         Execute and deliver the Assignment to the Title Company.

   c.         Execute and deliver the Price Adjustment Escrow Agreement (if applicable).

   d.         Deliver such organizational and authority documents of Purchaser as the Title Company may reasonably require in connection with the Closing.

   e.         Execute and deliver such other documents as the Title Company may reasonably require in connection with the Closing including, without limitation, a closing statement.

3.04     Closing Costs. Seller shall pay (i) one-half of all state, county and local taxes payable in connection with the transfer of the Property (collectively, the “Transfer Taxes”), and (ii) one-half of the escrow fees (if applicable). Purchaser shall pay (a) the costs of recording the Deed, (b) all title insurance costs (except the costs to cure any title objections in accordance with Article II hereof), (c) one-half of the Transfer Taxes, (d) one-half of the escrow fees, and (e) any costs required to update, revise or recertify the Survey. Except as provided in Section 7.11 below, Seller and Purchaser shall each pay their own legal fees in connection with this Agreement.

3.05     Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Property under this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part only in writing by Purchaser at or prior to the Closing Date:

   a.         Seller shall have delivered to the Title Company the items described in Section 3.02 above and shall otherwise have performed its obligations under Section 3.02 above.

   b.         There shall be no material breach of any of Seller’s representations and warranties set forth in Section 4.01 below as of the Closing Date.

   c.         Seller shall have obtained and delivered to Purchaser not less than three (3) Business Days prior to Closing an estoppel certificate executed by Tenant (the “Tenant Estoppel”) pursuant to the Lease, in the form reasonably acceptable to Purchaser or the specified form attached to or described in the Lease (if applicable), containing content reasonably acceptable to Purchaser and dated within thirty (30) days of the Closing Date. Purchaser shall have the right to reject Tenant Estoppel if (1) all blanks in the Tenant Estoppel are not completed, (2) all exhibits are not completed and attached, as applicable, or (3) it discloses (i) any material discrepancy from Seller’s representations made in Section 4.01 hereof or the Property Information provided to Purchaser, (ii) any Lease amendment, assignment or subletting that was not previously provided by Seller to Purchaser and which is not reasonably acceptable to Purchaser, (iii) any option or right to acquire the Property that has not been waived, or (iv) any adverse claim or landlord default is disclosed therein.

   d.         If the Property is subject to restrictive covenants or a similar agreement, Seller shall have delivered to Purchaser an estoppel certificate from the declarant or owners’ association governing the Property (the “Declaration Estoppel Certificate”) dated not earlier than 30 days prior to Closing, stating that, all dues, assessments and other charges are paid current (and stating the date through which such charges are paid), that all declarant or association approvals necessary for the development of the Property have been given, and that to such association’s knowledge, there are no defaults by the owner of the Property, and that the improvements comply with all covenants, conditions, restrictions and requirements of the recorded declaration.

If any of the conditions set forth in this Section 3.05 are not satisfied as of the Closing Date, and such condition remains unsatisfied for a period of five (5) days after Purchaser delivers written notice thereof to Seller, Purchaser shall have the right, as its sole and exclusive remedy, to terminate this Agreement and upon any such termination, the Escrow Deposit shall be refunded to Purchaser.

3.06     Conditions to Seller’s Obligations. Seller’s obligation to sell the Property under this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part only in writing by Seller at or prior to the Closing Date:

   a.         Purchaser shall have delivered to the Title Company the items described in Section 3.03 above and shall otherwise have performed its obligations under Section 3.03 above.

   b.         There shall be no material breach of any of Purchaser’s representations and warranties or covenants set forth in Section 4.02 below as of the Closing Date.

If any of the foregoing conditions set forth in this Section 3.06 is not satisfied as of the Closing Date, and such condition remains unsatisfied for a period of five (5) days after Seller delivers written notice thereof to Purchaser, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and upon any such termination, the Escrow Deposit shall be paid to Seller.

3.07     Prorations. The following items shall be prorated between Seller and Purchaser (with Purchaser deemed to be holding title as of the Closing Date):

   a.         All rent and other charges payable or to be reimbursed to the Landlord under the Lease for the month in which the Closing occurs which has been collected by Seller as of the Closing Date shall be prorated between Seller and Purchaser as of 12:01 a.m. EST on the Closing Date. All rents and other charges due under the Lease for the month in which the Closing occurs which have not been collected by Seller pursuant to the Lease as of the Closing Date shall not be prorated, provided, the proration of rent for the month in which Closing occurs shall be calculated on the full amount of the Fixed Rent (as defined in the Lease) and shall not account for any abatement provided under the Lease. Following the Closing, Purchaser will use reasonable efforts to collect any rents and other charges under the Lease which are due to Seller for the period before the Closing Date, but Purchaser shall not be obligated to spend any money or take legal action to collect any such amounts. In the event Purchaser collects rents or other charges after the Closing which were delinquent or due to Seller as of the Closing Date, then Purchaser shall retain the amount, if any, owing to Purchaser for the period following the Closing Date and promptly remit the balance thereof to Seller.

   b.         This Section 3.07 shall survive the Closing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

4.01     Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, both as of the Effective Date and as of the Closing Date, as follows:

   a.         Seller has all requisite power and authority, and has taken all actions required by its organizational documents to authorize it to execute and deliver this Agreement. The individual executing this Agreement and any other documents and instruments executed by Seller pursuant hereto has the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

   b.         Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

   c.         Except for amendments delivered to Purchaser as part of the Property Information, the Lease has not been modified, and to Seller’s actual knowledge, the Lease is in full force and effect. Seller has not notified Tenant that Tenant is in default, Seller has not received any notice from Tenant that Seller is in default under the Lease, Seller has no actual knowledge of any existing or uncured default, or any claim of default, under the Lease. There are no rental, lease or other commissions now or hereafter payable to any person or entity with respect to the current term of the Lease. Seller has completed and paid for all tenant improvements and paid all tenant improvement allowances required by the Lease for the current term of the Lease. From and after Closing, Purchaser in its capacity as the landlord under the Lease will not have any further obligation to pay Tenant for any tenant improvements and tenant improvement allowances required by the Lease for the current term of the Lease. There is no unrecorded right, agreement, lease, option, right of first refusal or any other similar document, pursuant to which Seller grants a third party the right to purchase, transfer, lease or occupy all or any portion of the Property, except for this Agreement and the Lease.

   d.         There are no actions, suits or proceedings pending or, to the actual knowledge of Seller, threatened against Seller or the Property.

   e.         Seller has not received written notice of (i) any condemnation action which is pending or being contemplated with respect to the Property or any portion thereof, (ii) or any taxes or assessments levied against the Property other than ad valorem taxes and assessments.

   f.         Seller has not received any written notice from any governmental authority of any uncured violation of any zoning, building, fire, environmental or health code or any other statute, ordinance, rule, regulation or order applicable to the Property, or any part thereof, that will not have been corrected prior to Closing.

   g.         As used herein, Seller’s actual knowledge is limited to the current actual knowledge of the officer of Seller’s general partner who executes this Agreement. Such officer is the officer of Seller’s general partner with the best knowledge of the matters described in this Section 4.01. Such officer shall have no personal liability under this Agreement.

   h.         All representations and warranties of Seller and Purchaser hereunder shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date; provided, however, that any claim based upon any alleged breach thereof must be asserted in writing within one hundred eighty (180) days after the Closing Date and no claim asserted after the date which is one hundred eighty (180) days after the Closing Date shall be valid or enforceable. The covenants set forth in Section 4.03 below shall not survive the Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable: (i) if the breach in question results from or is based on a condition, state of facts or other matter of which Purchaser had knowledge prior to the Closing; and (ii) unless both written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the date that is one hundred eighty (180) days after the Closing Date, and an action shall have been commenced by Purchaser against Seller to recover damages for such breach prior to the date that is two hundred forty (240) days after the Closing Date. In addition, the liability of Seller for a breach of any representation or warranty of Seller shall be limited to the actual damages suffered by Purchaser that were proximately caused by such breach, and the aggregate liability of Seller for any and all such breaches shall be limited to FOUR HUNDRED

FORTY-FIVE THOUSAND AND NO/100 DOLLARS ($445,000.00). PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO RECOVER FROM SELLER PURSUANT TO THIS SECTION (A) ANY DAMAGES OTHER THAN ACTUAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY PUNITIVE OR CONSEQUENTIAL DAMAGES), AND (B) ANY ACTUAL DAMAGES IN EXCESS OF FOUR HUNDRED FORTY-FIVE THOUSAND AND NO/100 DOLLARS ($445,000.00).

4.02     Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, both as of the Effective Date and as of the Closing Date, as follows:

   a.         Purchaser has all requisite power and authority, and has taken all actions required by its organizational documents to authorize it to execute and deliver this Agreement. The individual executing this Agreement and any other documents and instruments executed by Purchaser pursuant hereto has the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

4.03     Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser that from the Effective Date until the Closing Date:

   a.         Seller shall perform its obligations under the Lease.

   b.         Seller shall promptly notify Purchaser of any litigation, arbitration, administrative hearing or condemnation proceeding before any court or governmental agency concerning or affecting the Property of which Seller receives written notice.

   c.         Seller will not amend the Lease, or enter into any service contract which cannot be terminated upon not more than thirty (30) days prior written notice, without in each case the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

   d.         At or before Closing, Seller will pay Tenant the full amount of the unapplied Abatement Allowance (as defined in the Lease) in order to cause Tenant to resume the payment of full monthly installments of Fixed Rent (as defined in the Lease) in accordance with the terms of the Lease, effective as of the Closing Date.

ARTICLE V.

CONDEMNATION

5.01     Casualty. If prior to the Closing, any fire or casualty damage to the Property occurs and such damage entitles Tenant to terminate the Lease, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller and upon such termination, the Escrow Deposit shall be delivered to Purchaser. If Purchaser does not elect to terminate this Agreement, or in the event of fire or casualty damage does not give Tenant the right to terminate the Lease, then the Closing shall take place as provided in this Agreement without any offset against or deduction from the Purchase Price, provided, there shall be credited to Purchaser against the Purchase Price the amount of any insurance deductible or other limitation on insurance proceeds to the extent payable by the landlord under the Lease, and, to the extent Seller maintains fire and casualty insurance covering the Property (as opposed to Tenant maintaining such coverage), Seller shall assign to Purchaser at the Closing all of its rights to receive insurance proceeds payable with respect to such damage, including, without limitation, any insurance proceeds payable under policies maintained by Tenant (other than rental loss insurance proceeds applicable to the period prior to the Closing). Purchaser and Seller agree that the Uniform Vendor-Purchaser Risk of Loss Act shall not apply to this Agreement.

5.02     Condemnation. Seller shall deliver to Purchaser written notice of any pending, proposed or threatened taking or condemnation of all or any portion of the Land of which Seller receives notice prior to the Closing. If prior to the Closing, any taking or condemnation of all or any material portion of the Land is proposed or threatened, or if Seller or Purchaser receive notice that any such taking or condemnation is pending, and if such proposed or threatened taking would permit Tenant to terminate the Lease, then in such event, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller within ten (10) days after Purchaser receives notice of such pending, proposed or threatened taking or condemnation and upon such termination, the Escrow Deposit shall be refunded to Purchaser. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as provided in this Agreement without any offset against, or deduction from, the Purchase Price and there shall be assigned to Purchaser at the Closing all right, title and interest of Seller in and to all condemnation proceeds which may be paid or payable with respect to the Land.

ARTICLE VI.

PROVISIONS WITH RESPECT TO DEFAULT

6.01     Default by Seller. In the event Seller fails to consummate the Closing for any reason, except for a default by Purchaser, Purchaser may, at its election and as its sole and exclusive remedy, either (a) terminate this Agreement and receive a refund of the Escrow Deposit from the Title Company, together with a reimbursement payable by Seller to Purchaser for Purchaser’s actual out-of-pocket costs incurred in connection with the transaction contemplated herein in an amount not to exceed $100,000, or (b) bring an action to enforce specific performance of this Agreement against Seller, provided that such action is commenced within sixty (60) days after the Closing Date. Except as provided in Section 7.11 below, Purchaser specifically waives all other rights and remedies, including, without limitation, the right to recover actual, punitive, speculative, consequential or other damages and the right to file any lien, notice, petition, memorandum, lis pendens or other instrument in the real estate records of the appropriate county or otherwise.

6.02     Default by Purchaser. In the event Purchaser fails to perform any of its obligations hereunder or fails to purchase the Property for any reason, except for a default by Seller as provided in Section 6.01 above or as otherwise expressly permitted in accordance with the terms of this Agreement (including, without limitation, Section 1.04), Seller may, at its election and as its sole and exclusive remedy (except as provided in Section 7.11 below), terminate this Agreement and receive the Escrow Deposit from the Title Company as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of Purchaser’s failure to close in breach of this Agreement, would be extremely difficult or impracticable to determine.

Therefore, the parties acknowledge that the Escrow Deposit has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages. The provisions of this Section 6.02 shall not limit or affect any of Purchaser’s indemnities as provided in other Sections of this Agreement.

ARTICLE VII.

MISCELLANEOUS

7.01     Brokerage and Advisor Fees and Commissions. Each party represents and warrants to the other that such party has not dealt with a real estate agent or broker in connection with the negotiation of this Agreement except CBRE, Inc., located at 1200 Liberty Ridge Drive, Suite 230, Wayne, PA 19087 (“Broker”). If the Closing occurs, Seller shall pay Broker a commission in accordance with a separate agreement between Seller and Broker. At Closing, Purchaser shall pay an advisory fee to Property Income Advisors, Inc. in accordance with the terms of a separate agreement. If any other claims for brokerage commissions or fees are ever made against Seller or Purchaser in connection with this transaction, all such claims shall be handled and paid by the party whose commitments form the basis of such claims. Seller and Purchaser each agree to indemnify and hold harmless the other from and against any and all such claims or demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated herein insofar as any such claim or demand is based upon a contract or commitment of the indemnifying party. This Section 7.01 shall survive the Closing and any termination of this Agreement.

7.02     Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either (a) on the date personally delivered to the address indicated herein, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) intentionally omitted; (c) upon confirmed transmission, if delivered by electronic transmission, addressed to the intended recipient at the email address hereinafter provided; or (d) one (1) Business Day following the day deposited into the custody of a nationally recognized overnight delivery service such as Fed Ex for overnight next day delivery, addressed to such party at the address specified herein.

If to Seller:	SCCP Central Valley Limited Partnership
Suite 2600-1075 West Georgia Street
Vancouver, BC V6E 3C9
Attn: Jamie Farrar
Email: jfarrar@cityofficereit.com

with a copy to:	Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201
Attn: George C. Dunlap, Jr.
Email: gdunlap@gardere.com

If to Purchaser:	Property Income Advisors, Inc.
16870 West Bernardo Drive, Suite 400
San Diego, California 92127
Attn: Scott A. Sweeney
Telephone: (858) 451-8125
E-mail: ssweeney@propincadv.com

with a copy to:	Ann Banta Kustoff, Esq.
Sheley, Hall & Williams, P.C.
303 Peachtree Street NE, Suite 4440
Atlanta, Georgia 30308
Telephone: (404) 880-1394
E-mail: akustoff@sheleyhall.com

and:	Gulf Islamic Investments, LLC
3rd Floor Al Neem Tower
Sheikh Khalifa Street
Abu Dhabi – UAE
P.O. Box 109248
Attn: Pankaj Gupta, CEO
Email: pgupta@gii.ae
Fax: 971 4 3253709

Any party hereto may, at any time by giving five (5) days’ written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

7.03     Entire Agreement; Modification. This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

7.04     Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.05     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, provided that except as hereafter provided, no assignment shall be made by either party without the prior written consent of the other party.

7.06     Time of Essence. Time is of the essence of this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States or the Commonwealth of Pennsylvania, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday, and for the purpose of this Agreement, the term “Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday under the laws of the United States or the Commonwealth of Pennsylvania.

7.07     Multiple Counterparts; Facsimile Signatures. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Signatures to this Agreement may be transmitted via facsimile or scanned and e-mailed, and delivery thereby shall be deemed sufficient for all purposes to the same extent as would be delivery of an original signature.

7.08     Assignment by Purchaser. Purchaser shall not have the right to assign this Agreement without the prior written consent of Seller. Notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement to Gulf Islamic Investments or an entity advised by, controlled by, or under common control with Gulf Islamic Investments.

7.09     Prohibition on Recording Agreements. Purchaser agrees that neither this Agreement, a copy of this Agreement, nor any instrument describing or referring to this Agreement shall ever be filed of record in and in the event Purchaser records this Agreement, a copy of this Agreement or any instrument describing or referring to this Agreement, Seller, at Seller’s option, may terminate this Agreement and receive immediate payment of the Escrow Deposit.

7.10     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.11     Attorneys’ Fees. Should either party hereto institute any action or proceeding in court to enforce this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all reasonable attorneys’ fees and court costs in connection with such action or proceeding

7.12     Reporting Person. The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Internal Revenue Code and the Regulations promulgated thereunder.

7.13     Construction. The parties acknowledge and agree that the parties and their counsel have reviewed this Agreement and this Agreement will not be presumptively interpreted against either party.

7.14     Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the invalid, illegal, or unenforceable provision will not affect any other provisions, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision is severed and deleted from this Agreement.

7.15     Gender; Number. Unless the context requires otherwise, all pronouns used in this Agreement will be construed to include the other genders, whether used in the masculine, feminine or neuter gender. Words in the singular number will be construed to include the plural, and words in the plural will be construed to include the singular.

7.16     Confidentiality. Purchaser shall keep confidential the existence and the terms of this Agreement, except as to their employees, consultants, attorneys, accountants, and other agents that may be involved in conducting the due diligence related to the transactions contemplated by this Agreement. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that (i) Purchaser may disclose such data and information to the employees, consultants, accountants, and attorneys of Purchaser provided that Purchaser advises such persons of the confidential nature of such information and in all events Purchaser shall be responsible for its employees, consultants, accountants and attorneys’ obligation to keep confidential the data and information provided to them pursuant to this Agreement, and (ii) Purchaser’s obligation to keep such information confidential shall terminate as of the earlier to occur of the Closing or the expiration of twelve (12) months after the date Purchaser terminates this Agreement, except that such period shall equal three (3) years for any customer information and data. Purchaser, its employees, agents, consultants, accountants, mortgage brokers, and lenders and attorneys shall use Seller’s confidential information only for purposes of evaluating whether to consummate the transactions contemplated by this Agreement, and for no other purposes. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 7.16, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 7.16 shall survive the termination of this Agreement.

7.17     Watch List. In the event that Purchaser, any assignee of Purchaser, Purchaser’s lender, or the source of any of Purchaser’s equity for the consummation of this Agreement is the exact same individual or entity as appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Department of the Treasury prior to Closing, Seller may, by written notice given to Purchaser at or before the Closing, terminate this Agreement. If Seller elects to terminate this Agreement, pursuant to this Section 7.17, the Escrow Deposit shall be promptly paid to Seller by the Title Company and neither party shall have any further rights or obligations hereunder, except for the obligations that expressly survive the termination of this Agreement, all of which shall survive the Closing or, if the purchase and sale contemplated hereunder is not consummated, any termination of this Agreement.

7.18     Waiver of Jury Trial. PURCHASER AND SELLER UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY DEALINGS BETWEEN PURCHASER AND SELLER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN PURCHASER AND SELLER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.19 Effective Date. The Effective Date shall be the last date Seller or Purchaser executes this Agreement as provided in the dates below their respective signature hereto.

7.20 Tenant Allowances. Seller waives any right to receive payment or repayment for any unused tenant improvement or other inducement allowance provided to Tenant under the Lease. This Section 7.20 shall survive Closing.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

SCCP CENTRAL VALLEY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	SCCP Central Valley GP Corp.,
a Delaware corporation,
its general partner

By: /s/ James Farrar
Print: James Farrar
Its: President

Date of Execution: February 2, 2016

PURCHASER:

GULF ISLAMIC INVESTMENTS LLC,
an Abu Dhabi limited liability company

By: /s/ Pankaj Gupta
Print: Pankaj Gupta
Its: Chief Executive Officer - UAE

Date of Execution: February 2, 2016

By: /s/Mohammed Alhassan
Print: Mohammed Alhassan
Its: Chief Executive Officer - GCC

Date of Execution: February 2, 2016

JOINDER OF THE TITLE COMPANY

The Title Company hereby acknowledges receipt of the Escrow Deposit and a copy of this Agreement and agrees to hold and disburse the Escrow Deposit in accordance with the provisions of this Agreement. It is expressly acknowledged and agreed to by the Title Company that in no event shall the joinder, consent, agreement or signature of the Title Company be necessary or required in connection with any amendment, modification or termination of this Agreement. The Title Company is hereby directed to complete the Effective Date on page 1 of this Agreement in accordance with Section 7.19 of this Agreement.

BENCHMARK TITLE, LLC

By: /s/ Allison Davis
Print: Allison Davis
Its: Escrow Assistant

Date: February 3, 2016

EXHIBIT “A”

Property Description

The land referred to is situated in Upper Saucon Township, County of Lehigh, Commonwealth of Pennsylvania, and is further described as follows:

ALL those certain lots, situated in Upper Saucon Township, Lehigh County, Pennsylvania, known as Lot 13 and Lot 14, as shown on the plan known as “Subdivision of Lots for “Area B” of Phase 1, Stage 1 Land Development and Major Subdivision of Stabler Corporate Center”, recorded in Lehigh County Map Book Volume 38 Page 93, as shown below:

ALL THAT CERTAIN tract or parcel of real property located in Upper Saucon Township, Lehigh County, Pennsylvania, more particularly described as follows:

LOT 13 - Surveyor’s Description

ALL THAT CERTAIN tract, piece or parcel of land situate, lying and being in the Township of Upper Saucon, County of Lehigh and Commonwealth of Pennsylvania, bounded and described as follows, to wit:

BEGINNING at a point on the south side of Corporate Parkway and the corner of Lot 12; thence along the aforesaid road and around a curve to the right, having a radius of 811.33 feet, delta of 28° 09’ 16” and an arc length of 398.68 feet to a point, the corner of Lot 14; thence along Lot 14 South 31° 00’ 00” East, 878.61 feet to a point on the northern right of way line of Center Valley Parkway, and also being the corner of Lot 14; thence along the aforesaid road South 37° 00’ 17” West, 300.00 feet to a point, also being the corner of Liberty Property Trust and also the center line of drainage easement, having a width of 20.00 feet; thence in the center line of said easement and along Liberty Property Trust (Lot 11) the following courses and distances:

1. North 65° 48’ 47” West, 28.27 feet to a point

2. South 89° 51’ 33” West, 37.61 feet to a point

3. North 73° 09’ 22” West, 43.00 feet to a point

4. North 57° 40’ 53” West, 44.72 feet to a point

5. North 42° 24’ 48” West, 33.37 feet to a point

6. North 31° 51’ 11” West, 104.80 feet to a point, the corner of Lots 11 and 12

7. North 31° 51’ 11” West, 728.96 feet to a point, the place of beginning

CONTAINING 8.43 acres, more or less.

BEING a part of the subdivision plan known as Phase 1, Stage 1 Land Development and Major Subdivision Plan as recorded in the Recorder of Deeds Office for Lehigh County in Volume 29 Page 13, dated May 3, 1990.

BEING a part of the First Amended Phase 1, Stage 1 Land Development and Major Subdivision Plan as recorded in the Office of the Recorder of Deeds of Lehigh County, Pennsylvania in Map Book Volume 32 Page 57, dated September 14, 1994.

ALSO BEING Lot 13 of Subdivision of Lots “Area B” of Phase 1, Stage 1 Land Development and Major Subdivision of Stabler Corporate Center as recorded in the Recorder of Deeds Office for Lehigh County in Volume 38 Page 93.

Exhibit “A”

LOT 14 - Surveyor’s Description

ALL THAT CERTAIN tract, piece or parcel of land situate, lying and being in the Township of Upper Saucon, County of Lehigh and Commonwealth of Pennsylvania, bounded and described as follows, to wit:

BEGINNING at a point on the south side of Corporate Parkway and the corner of Lot 13; thence along the aforesaid road and around a curve to the right, having a radius of 811.33 feet, delta of 16° 56’ 45” and an arc length of 239.96 feet to a concrete monument; thence continuing along the same North 88° 32’ East, 200.00 feet to a found concrete monument and also the corner of Lot 15; thence along Lot 15 the following courses and distances:

1. South 15° 37’ 11” East, 99.35 feet to a point

2. South 32° 49’ 15” East, 501.32 feet to a point on the north side of Center Valley Parkway and also the corner of Lot 15;

thence along the right of way line of Center Valley Parkway the following courses and distances:

1. South 53° 35’ 55” West, 191.38 feet to a found iron pin

2. South 37° 00’ 17” West, 211.58 feet to a point, said point also being the corner of Lot 13;

thence along Lot 13 North 31° West, 878.61 feet to a point on the south side of Corporate Parkway, the point and place of beginning.

CONTAINING 6.45 acres, more or less.

BEING a part of the subdivision plan known as Phase 1, Stage 1 Land Development and Major Subdivision Plan as recorded in the Recorder of Deeds Office for Lehigh County in Volume 29 Page 13, dated May 3, 1990.

BEING a part of the First Amended Phase 1, Stage 1 Land Development and Major Subdivision Plan as recorded in the Office of the Recorder of Deeds of Lehigh County, Pennsylvania in Map Book Volume 32 Page 57, dated September 14, 1994.

ALSO BEING Lot 14 of Subdivision of Lots “Area B” of Phase 1, Stage 1 Land Development and Major Subdivision of Stabler Corporate Center as recorded in the Recorder of Deeds Office for Lehigh County in Volume 38 Page 93.

LOTS 13 AND 14 TOGETHER ARE ALSO DESCRIBED AS:

ALL THAT CERTAIN tract, piece or parcel of land situate, lying and being in the Township of Upper Saucon, County of Lehigh and Commonwealth of Pennsylvania, bounded and described as follows, to wit:

BEGINNING at a point on the south side of Corporate Parkway and the corner of Lot 12; thence along the aforesaid road and around a curve to the right, having a radius of 811.33 feet, delta of 45° 06’ 01” and an arc length of 638.64 feet to a point, thence continuing along aforesaid road

North 88° 32’ 00” East, 200.00 feet to a concrete monument and also the corner of Lot 15; thence along Lot 15 the following courses and distances:

1. South 15° 37’ 11” East, 99.35 feet to a point;

2. South 32° 49’ 15” East, 501.32 feet to a point on the north side of Center Valley Parkway and also the corner of Lot 15; thence along the right of way line of Center Valley Parkway the following courses and distances:

1. South 53° 35’ 55” West, 191.38 feet to an iron pin;

2. South 37° 00’ 17” West, 511.58 feet to a point, said point also being the corner of Lot 11; thence along Lot 11 the following courses and distances:

Exhibit “A”

1. North 65° 48’ 47” West, 28.27 feet to a point;

2. South 89° 51’ 33” West, 37.61 feet to a point;

3. North 73° 09’ 22” West, 43.00 feet to a point;

4. North 57° 40’ 53” West, 44.72 feet to a point;

5. North 42° 24’ 48” West, 33.37 feet to a point;

6. North 31° 51’ 11” West, 104.80 feet to a point, the corner of Lots 11 and 12; thence along Lot 12

North 31°51’11” West, 728.96 feet to a point, the place of beginning.

CONTAINING 14.88 acres, more or less.

BEING a part of the subdivision plan known as Phase 1, Stage 1 Land Development and Major Subdivision Plan as recorded in the Recorder of Deeds Office for Lehigh County in Volume 29 Page 13, dated May 3, 1990.

BEING a part of the First Amended Phase 1, Stage 1 Land Development and Major Subdivision Plan as recorded in the Office of the Recorder of Deeds of Lehigh County, Pennsylvania in Map Book Volume 32 Page 57, dated September 14, 1994.

ALSO BEING Lots 13 and 14 of Subdivision of Lots “Area B” of Phase 1, Stage 1 Land Development and Major Subdivision of Stabler Corporate Center as recorded in the Recorder of Deeds Office for Lehigh County in Volume 38 Page 93.

BEING THE SAME premises which GE Commercial Finance Business Property Corporation, a Delaware corporation, by Deed dated May 1, 2013 but effective May 17, 2013 and recorded May 20, 2013 in the Office of the Recorder of Deeds in and for Lehigh County, Pennsylvania in Instrument Number 2013018606, granted and conveyed unto SCCP Central Valley Limited Partnership, formerly known as Pembroke Central Valley LP, a Delaware limited partnership, in fee.

Exhibit “A”

EXHIBIT “B”

This document was prepared by:

After Recording Return to:

Parcel ID Number:

Special Warranty Deed

This Special Warranty Deed, made this             day of                                 , 20

BETWEEN                     , a(n)                                  (the “Grantor”) of the one part, and                     , a(n)                                  (the “Grantee”), of the other part.

WITNESSETH, that in consideration of Ten and 00/100 Dollars ($10.00), in hand paid, the receipt of which is hereby acknowledged, Grantor does hereby grant and convey unto the said Grantee and Grantee’s heirs and assigns, the land, situated, lying and being in the County of                      in the Commonwealth of Pennsylvania, which is more particularly described on Exhibit “A” attached hereto and made a part hereof, together with (i) all and singular, all of Grantor’s right, title and interest, if any, in and to any and all rights, benefits, privileges, easements, tenements, and appurtenances thereon and pertaining thereto, including all of Grantor’s right, title and interest, if any, in and to any adjacent streets, roads, alleys, easements and rights-of-way, (ii) any and all improvements and buildings located on such real property (said real property, together with such rights, appurtenances and interests, improvements and buildings being collectively called the “Property”), subject to, however, all taxes, assessments, liens, easements, encumbrances, restrictions and any and all matters of record, including, without limitation, the exceptions set forth in Exhibit “B” attached hereto and made a part hereof (said exceptions being called the “Permitted Exceptions”).

To Have and to Hold, the Property unto Grantee and its assigns in fee simple, subject to the Permitted Exceptions.

AND Grantor does hereby covenant, grant and agree that Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the

Exhibit “B”

Property; that Grantor hereby warrants the title to the Property and will forever defend the same against the lawful claims and demands of Grantor and of all persons lawfully claiming the same or any part thereof by, through or under Grantor, but not otherwise, and subject to the Permitted Exceptions.

IN WITNESS WHEREOF, Grantor has caused these presents to be duly executed, the day and year first above written.

SEALED AND DELIVERED,

In the Presence of:

GRANTOR: SCCP CENTRAL VALLEY LIMITED PARTNERSHIP, a Delaware limited partnership
_________________________________ Witness:

_________________________________ Witness:	By:	SCCP Central Valley GP Corp., a Delaware corporation, its general partner

By:
Name:
Title:

State of

County of

On this the              day of                             , 20            , before me a notary public, the undersigned officer, personally appeared                                         , of                                         , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument acknowledged that he executed the same for the purposes therein contained, on behalf of said                                         .

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

Exhibit “B”

ON BEHALF OF GRANTEE:

I hereby certify that the current address of Grantee is:

By:
Name:
Title:

Exhibits to be attached

Exhibit “B”

EXHIBIT “C”

Bill of Sale

BILL OF SALE AND ASSIGNMENT OF LEASE

THIS INSTRUMENT (this “Agreement”) is executed and delivered as of the             day of                         , 20         (the “Effective Date”), by and between                                 , a(n)                                 (“Seller”), and                                     , a(n)                                      (“Purchaser”), covering the real property described in Exhibit “A” attached hereto (the “Real Property”).

1.         Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following:

(a)         Tangible Personalty. All of Seller’s right, title and interest, if any, in and to the fixtures, equipment, machines, apparatus and tangible personal property of every nature and description owned by Seller, if any, located in or on the Real Property; and

(b)         Intangible Personalty. To the extent transferable without the consent of third parties, all of Seller’s right, title and interest, if any, in and to the intangible property that is owned by Seller and appurtenant to the ownership, operation, and use of the Real Property.

2.         Assignment of Lease. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts and assumes the following:

(a)         Lease. All of the Seller’s right, title and interest in and to the agreement dated                 , 201__, by and between Seller and                             , as amended by                              (as amended, the “Lease”) covering the Real Property and Purchaser hereby (i) assumes all of Seller’s obligations under the Lease as of the Effective Date and (ii) releases Seller (and any guarantor of Seller’s obligations under the Lease) from any and all liabilities and obligations under the Lease arising from and after the Effective Date.

3.         Purchase and Sale Agreement. The rights, titles and interests conveyed pursuant to this Agreement are subject to the terms, provisions and agreements set forth in Section 1.04(c) of that certain Agreement of Purchase and Sale, dated             , 20__, made and entered into by and between Seller and Purchaser, as the same may have been amended, modified and/or assigned.

4.         Counterparts. This instrument may be executed in any number of identical counterparts, all of which shall together constitute a single original.

[Signatures on following page]

Exhibit “C”

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Lease to be executed as of the date written above.

SELLER:

,
a(n)

By:_________________________________________
Name:_______________________________________
Title:________________________________________

PURCHASER:

____________________________________________,
a(n)__________________________________________

By:__________________________________________
Name:________________________________________
Title:_________________________________________

Exhibits to be attached

Exhibit “C”